EXHIBIT 99.2

Contact:
Corporate Communications	Investor Relations
Priscilla Harlan	Deborah S. Lorenz
Molecular Insight Pharmaceuticals, Inc.	Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554	(617) 871-6667
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. to Present at
UBS Global Life Sciences Conference
Cambridge, MA, September 22, 2008 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today that David S. Barlow, Chairman and Chief Executive Officer of Molecular Insight Pharmaceuticals, will present at the upcoming UBS Global Life Sciences Conference on Wednesday, September 24, 2008. During his presentation, Mr. Barlow will provide an overview of the Company and its pipeline of molecular imaging radiopharmaceutical and targeted molecular radiotherapeutic candidates. The presentation will take place at 12:00 p.m. Eastern Time in Ballroom D, Carnegie Hall, of the Grand Hyatt New York hotel in New York, New York.
The presentation will be webcast live at: www.ibb.ubs.com and will be archived until October 25, 2008. To access the live webcast, click the “Conferences” icon in the center right of the webpage and follow the link for the webcast next to the “Global Life Sciences” Conference heading. The webcast will also be available in the Investor Relations section of the Molecular Insight Pharmaceuticals website at www.molecularinsight.com.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The Company is focused on discovering, developing and commercializing innovative molecular imaging radiopharmaceuticals and targeted molecular radiotherapeutics with initial applications in the areas of cardiology and oncology. Molecular Insight’s lead molecular imaging radiopharmaceutical product candidate, Zemiva™, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. The Company’s imaging candidate, Trofex™, is in development for the detection of metastatic prostate cancer. Molecular Insight’s lead molecular radiotherapeutic product candidates, Azedra™ and Onalta™, are being developed for detection and treatment of cancer. In addition, the Company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of AzedraTM, OnaltaTM, ZemivaTM, Trofex™ and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
#     #     #